(NASDAQ: OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	January 26, 2022
(630) 906-5484

Old Second Bancorp, Inc. Reports Fourth Quarter 2021 Financial Results

AURORA, IL, January 26, 2022 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the fourth quarter of 2021.  We had a net loss of $9.1 million, or $0.26 per diluted share, for the fourth quarter of 2021, compared to net income of $8.4 million, or $0.29 per diluted share, for the third quarter of 2021, and net income of $8.0 million, or $0.27 per diluted share, for the fourth quarter of 2020. Adjusted net income, which excludes acquisition-related costs and provision for credit loss adjustments stemming from our acquisition of West Suburban Bancorp, Inc. (“West Suburban”) on December 1, 2021, a non-GAAP financial measure, was $12.5 million, or $0.36 per diluted share, for the fourth quarter of 2021.   See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

In addition to pre-tax acquisition-related costs of $12.8 million, the fourth quarter of 2021 also included acquisition-related adjustments that impacted our provision for credit losses.  The fourth quarter 2021 provision for credit losses was $12.3 million, which included a $12.2 million Day Two adjustment to provision for credit losses on loans due to the inclusion of the lifetime estimated credit losses on non-purchase credit deteriorated (“PCD”) loans, and a $2.4 million Day Two provision for unfunded commitments, net of a $2.3 million reversal of the allowance for credit losses in the fourth quarter of 2021 stemming from the impact of an improved forecast related to future credit losses and economic conditions.  This compares to a $1.5 million release of provision for credit losses for the third quarter of 2021, and no provision expense or release of provision expense for the fourth quarter of 2020.  The reduction to net income in the fourth quarter of 2021 was partially offset by growth in net interest income, due to a full month of West Suburban loan and securities income included in the fourth quarter of 2021, net of interest expense on acquired deposits.

Operating Results

●Fourth quarter 2021 net loss was $9.1 million, reflecting a decrease in earnings of $17.5 million from the third quarter of 2021, and a decrease of $17.1 million from the fourth quarter of 2020.  Adjusted net income, a non-GAAP financial measure that excludes acquisition-related costs and the Day Two provision for credit loss adjustments, was $12.5 million for the fourth quarter of 2021, which was a $3.7 million increase from adjusted net income for the third quarter of 2021, and a $4.4 million increase from the fourth quarter of 2020.
●Net interest and dividend income was $28.6 million for the fourth quarter of 2021, an increase of $6.0 million, or 26.7%, from the third quarter of 2021, and an increase of $4.8 million, or 20.0%, from the fourth quarter of 2020.
●Interest and dividend income for the fourth quarter of 2021 was $30.8 million, an increase of $6.0 million and $4.8 million from the third quarter of 2021 and fourth quarter of 2020, respectively.  As of December 31, 2021, Paycheck Protection Program (“PPP”) loans outstanding totaled $38.5 million, and net loan interest and fee income recorded in 2021 year to date on all PPP loans totaled $3.1 million.  Approximately $188,000 of net PPP loan fees remain unearned as of December 31, 2021.
●Interest expense for both the third and fourth quarters of 2021 totaled $2.2 million, compared to $2.1 million for the fourth quarter of 2020.  The interest expense stemming from deposits acquired in the West Suburban acquisition was approximately $288,000 in the fourth quarter of 2021, and the purchase accounting adjustment on time deposits totaled $3.2 million based on the Day One valuation performed.
●	We recorded a $2.3 million release of provision expense in the fourth quarter of 2021 on the legacy Old Second portfolio, compared to a $1.5 million release of provision expense in the third quarter of 2021, and no provision expense or release of provision expense in the fourth quarter of 2020, as the projected impact of the COVID-19 pandemic on future credit losses is currently anticipated to be less than prior projections. Our allowance for credit losses (“ACL”) on loans in the fourth quarter of 2021 included a $12.1 million Day One fair value mark on PCD loans, a $12.3 million Day Two provision related to the future estimated lifetime credit losses on non-PCD loans, and a release of the ACL on loans of $2.3 million, as well as $4.7 million of net charge-offs recorded during the quarter due primarily to two large commercial and commercial real estate credits. In addition, the ACL for unfunded commitments increased by the Day One fair valuation purchase accounting adjustments for PCD loans of $1.7 million, a $2.4 million Day Two adjustment related to estimated credit losses based on projected future funding rates, and a release of $49,000 in the fourth quarter of 2021, due to an updated forecast of credit line utilization rates.
●	Noninterest income was $10.7 million for the fourth quarter of 2021, an increase of $1.3 million, or 14.2%, compared to $9.3 million for the third quarter of 2021, and an increase of $1.9 million, or 21.5%, compared to $8.8 million for the fourth quarter of 2020. Most line items within noninterest income reflected growth in the fourth quarter of 2021, compared to the third quarter of 2021 and the fourth quarter of 2020, due to the acquisition and resultant additional fee income in wealth management, service charges on deposits, and card related income. In addition, increases of $1.7 million and $2.7 million were reflected in the mark to market gain on MSRs in the fourth quarter of 2021, compared to the third quarter of 2021 and the fourth quarter of 2020, respectively.
●	Noninterest expense was $38.5 million for the fourth quarter of 2021, an increase of $16.4 million, or 74.1%, compared to $22.1 million for the third quarter of 2021, and an increase of $17.3 million, or 81.3%, from $21.3 million for the fourth quarter of 2020. The increase from both the linked quarter and year over year was due to $12.8 million of acquisition-related costs in the fourth quarter of 2021, primarily within salaries and employee benefits, occupancy, furniture and equipment, computer and data processing, and consulting fees, which is within other expense. Due to the acquisition, we conducted a branch rationalization assessment to determine which of our branches were either lower volume facilities or overlapped with newly acquired branches. As a result, we recorded fixed asset write-downs of $3.8 million on four of our legacy bank branches in the fourth quarter of 2021, and we expect to list these properties for sale in 2022. Of the $31.0 million in projected acquisition-related costs announced when we entered into the merger agreement with West Suburban in July 2021, $25.7 million in total has been expensed by the Company or West Suburban as of December 31, 2021.
●	We had an income tax benefit of $2.5 million for the fourth quarter of 2021, compared to a provision for income tax expense of $2.9 million for the third quarter of 2021, and $3.4 million for the fourth quarter of 2020. The decrease in tax expense was due to pre-tax losses for the fourth quarter of 2021, compared to pre-tax income for both the linked quarter and the year over year period, partially offset by an increase in non-deductible expenses, primarily due to merger-related costs incurred in the fourth quarter of 2021.
●	On January 18, 2022, our Board of Directors declared a cash dividend of $0.05 per share payable on February 7, 2022, to stockholders of record as of January 28, 2022.

President and Chief Executive Officer Jim Eccher said “We are pleased to deliver solid overall core results that represent a strong beginning to what we believe will be a very important and transformational year for Old Second.  We are very encouraged about the trends and momentum in our businesses including strong loan growth, encouraging pipelines and improving levels of activity within our customer base.”

Eccher continued, “We are extremely excited to welcome the customers and employees of West Suburban Bancorp. We are making solid progress on the integration of the two companies and continue to believe the combination will deliver value to our stockholders with significant improvements in core profitability as redundancies are eliminated.  We believe our initial estimates at the announcement of the transaction appear to be reasonable, and perhaps conservative, as our teams continue to make progress on systems conversions and operational planning.  The additional scale has provided the capability to prioritize growth investments and we were pleased to welcome several new additions to our lending team in our leasing and real estate verticals.  We also recently announced the creation of O2 Sponsor Finance led by a highly experienced and successful lending team with a long track record in providing senior cash flow facilities to private equity sponsors.

“Looking forward, I am optimistic on loan growth trends in the near term and extremely excited on what we believe we can do over the intermediate term.  The continuing deployment of excess liquidity on the balance sheet, improving loan growth and the prospect of higher rates offer the potential for expanding margins and the opportunity for the strength of Old Second’s deposit base to shine. We are excited for the future and have the resources and momentum to focus on growth and technology enhancement and building a better Old Second for our stockholders and communities.”

COVID-19 Update

We continued to face branch disruptions due to labor shortages and COVID-19-related closures in the fourth quarter of 2021.  We assess customer needs daily, and announce any temporary branch closures internally for staff as well as with signage for customers.  Our branch rationalization strategy, discussed above, is in process and we have notified all required regulatory agencies of any final branch closure determinations.

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	December 31,	September 30,	December 31,
	Buffer, if applicable[1]	Provisions[2]	2021	2021	2020
The Company
Common equity tier 1 capital ratio	7.00%	N/A	9.46%	12.99%	11.94%
Total risk-based capital ratio	10.50%	N/A	12.55%	17.80%	14.26%
Tier 1 risk-based capital ratio	8.50%	N/A	10.06%	14.10%	13.01%
Tier 1 leverage ratio	4.00%	N/A	7.81%	9.81%	10.21%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	12.41%	15.65%	13.75%
Total risk-based capital ratio	10.50%	10.00%	13.46%	16.69%	15.00%
Tier 1 risk-based capital ratio	8.50%	8.00%	12.41%	15.65%	13.75%
Tier 1 leverage ratio	4.00%	5.00%	9.58%	10.83%	10.74%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%.

2 The prompt corrective action provisions are only applicable at the Bank level.

The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $44.7 million at December 31, 2021, compared to $29.0 million at September 30, 2021, and $23.0 million at December 31, 2020. Nonperforming loans with a total net book value of $23.8 million were acquired with our acquisition of West Suburban. Credit metrics reflected increases in nonperforming loans due to the acquisition in the fourth quarter of 2021, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.3% at December 31, 2021, 1.5% at September 30, 2021, and 1.1% at December 31, 2020.
●	OREO assets totaled $2.4 million at December 31, 2021, $1.9 million at September 30, 2021 and $2.5 million at December 31, 2020. In the fourth quarter of 2021, we acquired three OREO properties in our acquisition of West Suburban, with a total net book value of $5.6 million, and we sold two of these properties in December, which had a net book value of $5.2 million. Nonperforming assets, as a percent of total loans plus OREO, were 1.4% at December 31, 2021, compared to 1.7% at September 30, 2021, and 1.3% at December 31, 2020.
●	Total loans were $3.42 billion at December 31, 2021, reflecting an increase of $1.55 billion compared to September 30, 2021, and an increase of $1.39 billion compared to December 31, 2020. Increases in both the linked quarter and year over year quarter were due to the acquisition of $1.50 billion of loans in the West Suburban acquisition, as well as organic loan growth of $81.6 million, exclusive of PPP loan paydowns in the fourth quarter of 2021. Average loans (including loans held-for-sale) for the fourth quarter of 2021 totaled $2.39 billion, reflecting an increase of $503.3 million from the third quarter of 2021 and an increase of $360.3 million from the fourth quarter of 2020.

●	Available-for-sale securities totaled $1.69 billion at December 31, 2021, compared to $715.2 million at September 30, 2021, and $496.2 million at December 31, 2020. Total securities available-for-sale increased a net $977.3 million from the linked quarter due to $1.07 billion of securities acquired in the West Suburban acquisition, and purchases of $533.9 million during the quarter, less sales of $570.8 million, the majority of which occurred immediately after our acquisition of West Suburban to reposition the portfolio based on our investment strategy. The unrealized mark to market adjustment on securities totaled $15.5 million as of December 31, 2021, compared to $19.5 million as of September 30, 2021 and $24.2 million at December 31, 2020, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$587,721	$224	0.15	$523,561	$203	0.15	$275,087	$73	0.11
Securities:
Taxable	842,576	2,817	1.33	476,935	1,835	1.53	288,089	1,458	2.01
Non-taxable (TE)[1]	189,697	1,674	3.50	186,515	1,627	3.46	193,859	1,637	3.36
Total securities (TE)[1]	1,032,273	4,491	1.73	663,450	3,462	2.07	481,948	3,095	2.55
Dividends from FHLBC and FRBC	11,042	114	4.10	9,917	114	4.56	9,917	118	4.73
Loans and loans held-for-sale[1,2]	2,393,017	26,368	4.37	1,889,696	21,358	4.48	2,032,741	23,067	4.51
Total interest earning assets	4,024,053	31,197	3.08	3,086,624	25,137	3.23	2,799,693	26,353	3.74
Cash and due from banks	34,225	-	-	29,760	-	-	30,086	-	-
Allowance for credit losses on loans	(34,567)	-	-	(28,639)	-	-	(33,255)	-	-
Other noninterest bearing assets	287,762	-	-	185,415	-	-	192,421	-	-
Total assets	$4,311,473			$3,273,160			$2,988,945

Liabilities and Stockholders' Equity
NOW accounts	$567,971	$85	0.06	$534,056	$96	0.07	$474,470	$96	0.08
Money market accounts	611,632	142	0.09	355,651	66	0.07	317,780	85	0.11
Savings accounts	918,835	68	0.03	451,829	47	0.04	391,904	69	0.07
Time deposits	370,919	271	0.29	331,482	330	0.39	393,297	741	0.75
Interest bearing deposits	2,469,357	566	0.09	1,673,018	539	0.13	1,577,451	991	0.25
Securities sold under repurchase agreements	47,571	15	0.13	46,339	15	0.13	67,059	35	0.21
Other short-term borrowings	-	-	-	-	-	-	5,448	12	0.88
Junior subordinated debentures	25,773	283	4.36	25,773	286	4.40	25,773	283	4.37
Subordinated debentures	59,201	546	3.66	59,180	547	3.67	44,363	673	-
Senior notes	44,468	673	6.00	44,441	673	6.01	-	-	-
Notes payable and other borrowings	20,090	107	2.11	21,171	113	2.12	24,407	135	2.20
Total interest bearing liabilities	2,666,460	2,190	0.33	1,869,922	2,173	0.46	1,744,501	2,129	0.33
Noninterest bearing deposits	1,193,387	-	-	1,029,705	-	-	903,383	-	-
Other liabilities	68,314	-	-	53,370	-	-	39,281	-	-
Stockholders' equity	383,312	-	-	320,163	-	-	301,780	-	-
Total liabilities and stockholders' equity	$4,311,473			$3,273,160			$2,988,945
Net interest income (GAAP)		$28,649			$22,618			$23,877
Net interest margin (GAAP)			2.82			2.91			3.39

Net interest income (TE)[1]		$29,007			$22,964			$24,224
Net interest margin (TE)[1]			2.86			2.95			3.44
Core net interest margin (TE - excluding PPP loans)[1]			2.84			2.85			3.32
Interest bearing liabilities to earning assets	66.26%			60.58%			62.31%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2021 and 2020. See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes fees of $1.4 million, $1.8 million, and $2.3 million for the fourth quarter of 2021, the third quarter of 2021, and the fourth quarter of 2020, respectively. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $29.0 million for the fourth quarter of 2021, which reflects an increase of $6.0 million compared to the third quarter of 2021, and an increase of $4.8 million compared to the fourth quarter of 2021.  The tax equivalent adjustment for the fourth quarter of 2021 was $358,000, compared to $346,000 for the third quarter of 2021, and $347,000 for the fourth quarter of 2020.  Average interest earning assets increased $937.4 million to $4.02 billion for the fourth quarter of 2021, compared to the third quarter of 2021, and increased $1.22 billion in the fourth quarter of 2021, compared to the fourth quarter of 2020; both of these increases were primarily due to the West Suburban acquisition, as well as growth in interest earning deposits with financial institutions, taxable securities available-for-sale, and loans outside of the merger. Average loans, including loans held-for-sale, increased $503.3 million for the fourth quarter of 2021, compared to the third quarter of 2021, and increased $360.3 million compared to the fourth quarter of 2020.  The yield on loans for the fourth quarter of 2021, compared to the third quarter of 2021, decreased 11 basis points, primarily because the yield on acquired loans is lower.

Growth in the average balance of securities for the fourth quarter of 2021, compared to the third quarter of 2021 and the fourth quarter of 2020, partially offset the decline in yields which resulted in an increase of $1.0 million in tax-equivalent interest income on securities compared to the third quarter of 2021, and an increase of $1.4 million in tax-equivalent interest income from the fourth quarter of 2020.  The average yield on the total securities available-for-sale portfolio declined 82 basis points year over year.  Securities acquired with the West Suburban acquisition totaled $1.07 billion and security purchases totaled $533.9 million in the fourth quarter of 2021, which were partially offset by sales of $570.8 million and paydowns, calls, and maturities of $46.9 million.  Our overall yield on tax equivalent municipal securities was 3.50% for the fourth quarter of 2021, compared to 3.46% for the third quarter of 2021 and 3.36% for the fourth quarter of 2020.

The yield on average earning assets decreased 15 basis point in the fourth quarter of 2021, compared to the third quarter of 2021, and decreased 66 basis points compared to the fourth quarter of 2020, due to a higher amount of earning assets held in interest bearing deposits with financial institutions, which had an average yield of 15 basis points in the fourth quarter of 2021.  The lowering of interest rates by the Federal Reserve in the first quarter of 2020 in response to the COVID-19 pandemic has resulted in the reduction of rates on many earning assets, resulting in fewer alternatives for higher-yielding investments, as well as a general market trend for depositors to hold cash in more liquid interest bearing deposit accounts.

Average interest bearing liabilities increased $796.5 million in the fourth quarter of 2021, compared to the third quarter of 2021, primarily driven by a $796.3 million increase in interest bearing deposits.  Average interest bearing liabilities increased $922.0 million in the fourth quarter of 2021, compared to the fourth quarter of 2020, primarily driven by an $891.9 million increase in interest bearing deposits and a $59.2 million increase in subordinated debentures. Both the linked quarter and year over year quarter increases were primarily due to the West Suburban acquisition, as well as continued deposit growth of our legacy customers.  The cost of interest bearing liabilities for the fourth quarter of 2021 decreased 13 basis points from the third quarter of 2021, and decreased 16 basis points from the fourth quarter of 2020. Growth in our average noninterest bearing demand deposits of $290.0 million in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings; cost of funds totaled 0.23% for the fourth quarter of 2021, 0.30% for the third quarter of 2021, and 0.32% for the third quarter of 2020.

In the second quarter of 2021, we entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers pursuant to which we sold and issued $60.0 million in aggregate principal amount of our 3.50% Fixed-to-Floating Rate Subordinated Notes due April 15, 2031 (the “Notes”).   The Notes bear interest at a fixed annual rate of 3.50% through April 14, 2026, payable semi-annually in arrears.  From April 15, 2026 forward, the interest rate on the Notes will generally reset quarterly to a rate equal to Three-Month Term SOFR (as defined by the Note) plus 273 basis points, payable quarterly in arrears.  The Notes have a stated maturity of April 15, 2031, and are redeemable, in whole are in part, on April 15, 2026, or any interest payment date thereafter, and at any time upon the occurrence of certain events.

Our net interest margin (GAAP) decreased nine basis points to 2.82% for the fourth quarter of 2021, compared to 2.91% for the third quarter of 2021, and decreased 57 basis points compared to 3.39% for the fourth quarter of 2020.  Our net interest margin (TE) decreased nine basis points to 2.86% for the fourth quarter of 2021, compared to 2.95% for the third quarter of 2021, and decreased 58 basis points compared to 3.44% for the fourth quarter of 2020.  Our core net interest margin (TE), a non-GAAP financial measure that excludes the impact of our PPP loans, was 2.84% for the fourth quarter of 2021, compared to 2.85% for the third quarter of 2021 and 3.32% for the fourth quarter of 2020. The reductions year over year were due primarily to the lower level of market interest rates over the majority of the past twelve months, the related rate resets on loans and securities during the past year, and the increase in liquidity on the balance sheet. See the discussion entitled “Non-GAAP Presentations” and the table on page 18 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				4th Quarter 2021
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
Wealth management	$2,421	$2,372	$2,112	2.1	14.6
Service charges on deposits	1,624	1,368	1,344	18.7	20.8
Residential mortgage banking revenue
Secondary mortgage fees	210	240	387	(12.5)	(45.7)
Mortgage servicing rights mark to market (loss)	1,463	(282)	(1,260)	(618.8)	(216.1)
Mortgage servicing income	534	572	503	(6.6)	6.2
Net gain on sales of mortgage loans	1,498	2,186	3,396	(31.5)	(55.9)
Total residential mortgage banking revenue	3,705	2,716	3,026	36.4	22.4
Securities (losses) gains, net	(14)	244	-	N/M	N/M
Change in cash surrender value of BOLI	227	406	291	(44.1)	(22.0)
Card related income	1,579	1,624	1,435	(2.8)	10.0
Other income	1,129	610	577	85.1	95.7
Total noninterest income	$10,671	$9,340	$8,785	14.3	21.5

N/M - Not meaningful.

Noninterest income increased $1.3 million, or 14.3%, in the fourth quarter of 2021, compared to the third quarter of 2021, and increased $1.9 million, or 21.5%, compared to the fourth quarter of 2020.  The increase from the linked quarter was primarily driven by a $989,000 increase in residential mortgage banking revenue, attributable to a $1.7 million increase in mark to market gain on MSRs stemming from market interest rate changes, partially offset by a $688,000 decrease in net gain on sales of mortgage loans in the fourth quarter of 2021, compared to the third quarter of 2021.  In addition, we had increases in wealth management fees of $49,000 and service charges on deposit accounts of $256,000 in the fourth quarter of 2021, as compared to the linked quarter, which were partially offset by net losses on security sales of $14,000 in the fourth quarter of 2021, compared to net gains on security sales of $244,000 in the third quarter of 2021.

The increase in noninterest income in the fourth quarter of 2021, compared to the fourth quarter of 2020, is primarily due to a $679,000 increase in residential mortgage banking revenue, primarily comprised of a $2.7 million increase in mark to market gain on MSRs, partially offset by a $1.9 million decrease in net gain on sales of mortgage loans.  Also contributing to the increase in noninterest income in the fourth quarter of 2021, compared to the fourth quarter of 2020, were increases in wealth management fees of $309,000, service charges on deposits of $280,000, and card related income of $144,000. The increase in card related income in the fourth quarter of 2021 primarily resulted from reductions in COVID-19-related restrictions and the resultant increase in consumer spending.

Noninterest Expense

				4th Quarter 2021
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
Salaries	$14,164	$9,630	$9,978	47.1	42.0
Officers incentive	1,293	1,212	680	6.7	90.1
Benefits and other	2,868	2,122	2,043	35.2	40.4
Total salaries and employee benefits	18,325	12,964	12,701	41.4	44.3
Occupancy, furniture and equipment expense	6,395	2,418	2,259	164.5	183.1
Computer and data processing	3,859	1,477	1,335	161.3	189.1
FDIC insurance	371	211	194	75.8	91.2
General bank insurance	360	301	266	19.6	35.3
Amortization of core deposit intangible asset	296	113	120	161.9	146.7
Advertising expense	81	107	70	(24.3)	15.7
Card related expense	657	662	583	(0.8)	12.7
Legal fees	460	455	285	1.1	61.4
Other real estate owned expense, net	171	25	146	584.0	17.1
Other expense	7,558	3,396	3,294	122.6	129.4
Total noninterest expense	$38,533	$22,129	$21,253	74.1	81.3
Efficiency ratio (GAAP)[1]	100.51%	68.73%	61.87%
Adjusted efficiency ratio (non-GAAP)[2]	66.08%	66.46%	61.10%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less any BOLI death benefit recorded, net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the fourth quarter of 2021 increased $16.4 million, or 74.1%, compared to the third quarter of 2021, and increased $17.3 million, or 81.3%, compared to the fourth quarter of 2020.  The linked quarter increase is primarily attributable to a $5.4 million increase in salaries and employee benefits, a $4.0 million increase in occupancy, furniture, and equipment, a $2.4 million increase in computer and data processing expense, and a $4.2 million increase in other expense. These increases were primarily attributable to merger-related costs incurred related to our acquisition of West Suburban.  The increase in occupancy, furniture and equipment expense was primarily due to $3.8 million of branch write-downs in the fourth quarter of 2021, based on our deployment of a branch rationalization strategy following the merger.  Finally, the increase in other expense was due primarily to growth in consulting fees of $3.0 million and legal fees of $100,000, which were both due to acquisition-related costs in the fourth quarter of 2021.

The year over year increase in noninterest expense is primarily attributable to a $5.6 million increase in salaries and employee benefits, a $4.1 million increase in occupancy, furniture and equipment, a $2.5 million increase in computer and data processing expense and a $4.3 million increase in other expense. Officer incentive compensation increased $613,000 in the fourth quarter of 2021, compared to the fourth quarter of 2020, as incentive accruals in 2021 were at a higher rate than the prior year.  Employee benefits expense increased $825,000 in the fourth quarter of 2021, compared to the fourth quarter of 2020, due to increases stemming from additional employees from our acquisition of West Suburban and increases in employee insurance costs as more employees returned to more routine medical appointments, many of which were on hold during the first year of the COVID-19 pandemic.  The increases in occupancy, furniture and equipment expense were primarily due to $3.8 million of branch write-downs in the fourth quarter of 2021, based on our deployment of a branch rationalization strategy following the merger.  Finally, the increase in other expense was due primarily to growth in consulting fees of $3.0 million and legal fees of $100,000, which were both due to acquisition–related costs in the fourth quarter of 2021.

Earning Assets

				December 31, 2021
Loans	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
Commercial	$770,037	$321,548	$407,159	139.5	89.1
Leases	158,231	162,444	141,601	(2.6)	11.7
Commercial real estate - Investor	957,376	535,506	582,042	78.8	64.5
Commercial real estate - Owner occupied	573,631	330,648	333,070	73.5	72.2
Construction	206,132	108,690	98,486	89.7	109.3
Residential real estate - Investor	62,843	45,497	56,137	38.1	11.9
Residential real estate - Owner occupied	213,859	108,343	116,388	97.4	83.7
Multifamily	309,194	160,798	189,040	92.3	63.6
HELOC	115,641	69,651	80,908	66.0	42.9
HELOC - Purchased	10,626	12,370	19,487	(14.1)	(45.5)
Other[1]	44,378	12,447	10,533	256.5	321.3
Total loans	$3,421,948	$1,867,942	$2,034,851	83.2	68.2

1 Other class includes consumer and overdrafts.

Total loans increased by $1.55 billion at December 31, 2021, compared to September 30, 2021, and increased $1.39 billion for the year over year period.  Loan growth of $1.50 billion was driven by the acquisition of West Suburban, as well as originated loan growth of $81.6 million, excluding PPP loans. During the fourth quarter of 2021, $29.7 million of PPP loans were forgiven.  As required by CECL, the balance (or amortized cost basis) of purchase credit deteriorated loans (“PCD” loans) acquired in our acquisitions are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.

				December 31, 2021
Securities	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
Securities available-for-sale, at fair value
U.S. Treasury	$202,339	$4,070	$4,117	4,871.5	4,814.7
U.S. government agencies	61,888	33,575	6,657	84.3	829.7
U.S. government agency mortgage-backed	172,302	17,818	17,209	867.0	901.2
States and political subdivisions	256,465	238,952	249,259	7.3	2.9
Corporate bonds	9,887	4,992	-	98.1	-
Collateralized mortgage obligations	672,967	165,414	56,585	306.8	1,089.3
Asset-backed securities	236,877	189,338	131,818	25.1	79.7
Collateralized loan obligations	79,763	61,029	30,533	30.7	161.2
Total securities available-for-sale	$1,692,488	$715,188	$496,178	136.6	241.1

Our securities portfolio totaled $1.69 billion as of December 31, 2021, an increase of $977.3 million from $715.2 million as of September 30, 2021, and an increase of $1.20 billion from December 31, 2020. The increase in the portfolio during the fourth quarter of 2021, compared to the prior quarter, was driven by $1.07 billion of securities acquired in our acquisition of West Suburban, less sales of $570.5 million, the majority of which occurred immediately after the merger to reposition our portfolio into higher credit quality, lower duration issuances.  In addition, we made $533.9 million of purchases in the fourth quarter of 2021, primarily of U.S. government treasuries, collateralized mortgage obligations, and asset-backed securities.  The increase in the securities portfolio in the year over year period was primarily due to our acquisition of West Suburban, as well as $886.1 million of purchases in the last twelve months to utilize our excess cash on hand. We recorded security sales of $533.9 million in the fourth quarter of 2021, $26.9 million in the third quarter of 2021, and no security sales were made in the fourth quarter of 2020.

Asset Quality

				December 31, 2021
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
Nonaccrual loans	$41,531	$27,520	$22,280	50.9	86.4
Performing troubled debt restructured loans accruing interest	25	199	331	(87.4)	(92.4)
Loans past due 90 days or more and still accruing interest	3,110	1,233	434	152.2	616.6
Total nonperforming loans	44,666	28,952	23,045	54.3	93.8
Other real estate owned	2,356	1,912	2,474	23.2	(4.8)
Total nonperforming assets	$47,022	$30,864	$25,519	52.4	84.3

30-89 days past due loans and still accruing interest	$10,679	$2,829	$11,326
Nonaccrual loans to total loans	1.2%	1.5%	1.1%
Nonperforming loans to total loans	1.3%	1.5%	1.1%
Nonperforming assets to total loans plus OREO	1.4%	1.7%	1.3%
Purchased credit-deteriorated loans to total loans	0.1%	0.5%	0.5%

Allowance for credit losses	$44,281	$26,949	$33,855
Allowance for credit losses to total loans	1.3%	1.4%	1.7%
Allowance for credit losses to nonaccrual loans	106.6%	97.9%	152.0%

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.    Our adoption of ASU 2016-13, Current Expected Credit Losses (“CECL”) on January 1, 2020, resulted in a change in the accounting for purchased credit impaired (“PCI”) loans, which are now considered purchased credit deteriorated (“PCD”) loans under CECL. PCD loans acquired in our acquisitions of West Suburban Bank and ABC Bank totaled $98.7 million, net of purchase accounting adjustments, at December 31, 2021.  PCD loans that meet the definition of nonperforming loans are now included in our nonperforming disclosures. Nonperforming loans to total loans was 1.2% for the fourth quarter of 2021, 1.5% for the third quarter of 2021, and 1.1% for the fourth quarter of 2020. Nonperforming assets to total loans plus OREO was 1.4% for the fourth quarter of 2021, and 1.7% for third quarter of 2021 and 1.3% for the fourth quarter of 2020, as two large credits previously in nonaccrual were charged off in the fourth quarter of 2021. Our allowance for credit losses to total loans was 1.3% as of December 31, 2021, 1.4% as of December 31, 2021 and 1.7% as of December 31, 2020.

The following table shows classified loans by segment, which include nonaccrual loans, performing troubled debt restructurings, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				December 31, 2021
Classified loans	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
Commercial	$32,719	$467	$2,679	N/M	N/M
Leases	3,475	4,423	3,222	(21.4)	7.9
Commercial real estate - Investor	10,668	8,718	5,117	22.4	108.5
Commercial real estate - Owner occupied	15,429	7,211	11,187	114.0	37.9
Construction	2,103	4,898	5,192	(57.1)	(59.5)
Residential real estate - Investor	1,265	1,154	1,516	9.6	(16.6)
Residential real estate - Owner occupied	4,910	4,508	4,040	8.9	21.5
Multifamily	2,278	2,327	7,558	(2.1)	(69.9)
HELOC	1,181	1,034	1,540	14.2	(23.3)
HELOC - Purchased	180	181	-	(0.6)	-
Other[1]	278	2	4	N/M	N/M
Total classified loans	$74,486	$34,923	$42,055	113.3	77.1

1 Other class includes consumer and overdrafts.

N/M - Not meaningful.

Increases in classified loans noted for the fourth quarter of 2021, compared to the third quarter of 2021 and fourth quarter of 2020, were driven by our acquisition of West Suburban and the resultant increase in total loans.

Allowance for Credit Losses on Loans and Unfunded Commitments

At December 31, 2021, our allowance for credit losses (“ACL”) on loans totaled $44.3 million, and our ACL on unfunded commitments, included in other liabilities, totaled $6.2 million.  The increase in our ACL on loans at December 31, 2021, compared to September 30, 2021, was primarily due to the acquisition-related Day One purchase accounting credit mark of $12.4 million, and a $12.3 million Day Two provision related to the future estimated lifetime credit losses on non-PCD loans.  These increases to the ACL were partially offset by $4.7 million of net charge-offs recorded during the quarter, and a release of the ACL on loans of $2.3 million based on updates to our loss forecasts primarily stemming from a more favorable unemployment projection and continued updates to our loss rate forecasts. The $2.3 million release of provision expense in the fourth quarter of 2021 was an increase from the $1.5 million release of provision expense in the third quarter of 2021. The increase in our ACL on unfunded commitments at December 31, 2021, compared to September 30, 2021, was driven by a $1.7 million acquisition-related Day One purchase accounting credit mark, which will be accreted over the life of the commitments, and a $2.3 million Day Two provision for credit losses, partially offset by the $49,000 release of provision expense in the fourth quarter of 2021 due to adjustments in our funding rate assumptions based on our analysis of the last 12 months of utilization.   Our ACL on loans to total loans was 1.3% as of December 31, 2021, compared to 1.4% as of September 30, 2021, and 1.7% as of December 31, 2020.  The ACL on unfunded commitments totaled $6.2 million as of December 31, 2021, $2.2 million as of September 30, 2021, and $3.0 million as of December 31, 2020.

Net Charge-off Summary

Loan Charge-offs, net of recoveries	Quarters Ended
(dollars in thousands)	December 31,	% of	September 30,	% of	December 31,	% of
	2021	Total [2]	2021	Total [2]	2020	Total [2]
Commercial	$441	9.3	$(2)	(0.8)	$(93)	(169.1)
Leases	37	0.8	4	1.7	(11)	(20.0)
Commercial real estate - Investor	2,603	55.1	83	35.0	471	856.4
Commercial real estate - Owner occupied	1,748	37.0	(2)	(0.8)	86	156.4
Construction	-	-	-	-	(171)	(310.9)
Residential real estate - Investor	(8)	(0.2)	(7)	(3.0)	(12)	(21.8)
Residential real estate - Owner occupied	(30)	(0.6)	(18)	(7.6)	(130)	(236.4)
Multifamily	-	-	183	77.2	-	-
HELOC	(105)	(2.2)	(28)	(11.8)	(97)	(176.4)
HELOC - Purchased	-	-	-	-	-	-
Other [1]	38	0.8	24	10.1	12	21.8
Net charge-offs / (recoveries)	$4,724	100.0	$237	100.0	$55	100.0

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the fourth quarter of 2021 were $5.2 million, compared to $369,000 for the third quarter of 2021, and $810,000 for the fourth quarter of 2020.  Gross recoveries were $497,000 for the fourth quarter of 2021, compared to $132,000 for the third quarter of 2021 and $755,000 for the fourth quarter of 2020.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $5.47 billion at December 31, 2021, an increase of $2.75 billion compared to September 30, 2021, primarily due to $2.70 billion of deposits acquired in the West Suburban acquisition.  Total deposits increased $2.93 billion in the year over year period driven primarily by the West Suburban acquisition, as well as growth in our demand deposits of $137.3 million, and savings, NOW and money market accounts of $222.1 million, partially offset by a decrease in time deposits of $131.9 million.

Borrowings

As of December 31, 2021 and 2020, we had no other short-term borrowings, primarily due to the growth in deposits and resultant decline of our need for short-term funding.

We were indebted on senior notes totaling $44.5 million, net of deferred issuance costs, as of December 31, 2021.  We were also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  Subordinated debt totaled $59.2 million as of December 31, 2021, consisting of $60.0 million in principal issued on April 6, 2021, net of debt issuance cost of $800,000.  Notes payable and other borrowings totaled $19.1 million as of December 31, 2021, and is comprised of $13.0 million outstanding on a $20.0 million term note we originated to facilitate the March 2020 redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, and a $6.1 million long-term FHLBC advance acquired in our ABC Bank acquisition that matures on February 2, 2026.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, our efficiency ratio calculations and core net interest margin on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.  Our core net interest margin on a taxable equivalent basis excludes the impact of our PPP loans.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables on page 18 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “anticipate,” “expect,”  “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “potential,” “progress,” “prospect,” “trend,” “momentum” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the timing of branch sales related to our branch rationalization efforts, the economic outlook, our expectations related to loan growth, pipelines and customer activity, statements regarding our expectations with respect to our recent merger with West Suburban, and statements regarding the potential for expanded margins and future growth. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the COVID-19 pandemic on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; and (7) with respect to the merger with West Suburban, the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of other unexpected factors or events.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, January 27, 2022, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our fourth quarter 2021 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code 310578.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on February 3, 2022, by dialing 877-481-4010, using Conference ID: 44105.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	December 31,	December 31,
	2021	2020
Assets
Cash and due from banks	$38,565	$24,306
Interest earning deposits with financial institutions	713,542	305,597
Cash and cash equivalents	752,107	329,903
Securities available-for-sale, at fair value	1,692,488	496,178
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	13,257	9,917
Loans held-for-sale	4,737	12,611
Loans	3,421,948	2,034,851
Less: allowance for credit losses on loans	44,281	33,855
Net loans	3,377,667	2,000,996
Premises and equipment, net	88,005	45,477
Other real estate owned	2,356	2,474
Mortgage servicing rights, at fair value	7,097	4,224
Goodwill and core deposit intangible	102,636	20,781
Bank-owned life insurance ("BOLI")	105,300	63,102
Deferred tax assets, net	6,100	8,121
Other assets	60,434	47,053
Total assets	$6,212,184	$3,040,837

Liabilities
Deposits:
Noninterest bearing demand	$1,428,055	$909,505
Interest bearing:
Savings, NOW, and money market	3,534,367	1,202,134
Time	503,810	425,434
Total deposits	5,466,232	2,537,073
Securities sold under repurchase agreements	50,337	66,980
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,212	-
Senior notes	44,480	44,375
Notes payable and other borrowings	19,074	23,393
Other liabilities	45,055	36,156
Total liabilities	5,710,163	2,733,750

Stockholders’ Equity
Common stock	44,705	34,957
Additional paid-in capital	202,443	122,212
Retained earnings	252,005	236,579
Accumulated other comprehensive income	8,768	14,762
Treasury stock	(5,900)	(101,423)
Total stockholders’ equity	502,021	307,087
Total liabilities and stockholders’ equity	$6,212,184	$3,040,837

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Interest and dividend income
Loans, including fees	$26,328	$22,999	$90,665	$90,923
Loans held-for-sale	33	65	165	306
Securities:
Taxable	2,817	1,458	8,099	6,773
Tax exempt	1,323	1,293	5,174	5,471
Dividends from FHLBC and FRBC stock	114	118	456	484
Interest bearing deposits with financial institutions	224	73	656	258
Total interest and dividend income	30,839	26,006	105,215	104,215
Interest expense
Savings, NOW, and money market deposits	294	250	961	1,569
Time deposits	271	741	1,510	5,033
Securities sold under repurchase agreements	15	35	82	202
Other short-term borrowings	-	12	-	179
Junior subordinated debentures	283	283	1,133	2,215
Subordinated debentures	546	-	1,610	-
Senior notes	673	673	2,692	2,692
Notes payable and other borrowings	108	135	463	574
Total interest expense	2,190	2,129	8,451	12,464
Net interest and dividend income	28,649	23,877	96,764	91,751
Provision for credit losses	12,326	-	4,326	10,413
Net interest and dividend income after provision for credit losses	16,323	23,877	92,438	81,338
Noninterest income
Wealth management	2,421	2,112	9,333	6,409
Service charges on deposits	1,624	1,344	5,408	5,512
Secondary mortgage fees	210	387	1,044	1,654
Mortgage servicing rights mark to market loss	1,463	(1,260)	1,261	(3,999)
Mortgage servicing income	534	503	2,180	1,950
Net gain on sales of mortgage loans	1,498	3,396	9,300	15,519
Securities (losses) gains, net	(14)	-	232	(25)
Change in cash surrender value of BOLI	227	291	1,390	1,233
Death benefit realized on BOLI	-	-	-	57
Card related income	1,579	1,435	6,316	5,532
Other income	1,129	577	2,766	3,645
Total noninterest income	10,671	8,785	39,230	37,487
Noninterest expense
Salaries and employee benefits	18,325	12,701	57,691	49,547
Occupancy, furniture and equipment	6,395	2,259	13,583	8,498
Computer and data processing	3,859	1,335	7,938	5,143
FDIC insurance	371	194	975	597
General bank insurance	360	266	1,214	1,030
Amortization of core deposit intangible	296	120	644	494
Advertising expense	81	70	343	298
Card related expense	657	583	2,538	2,195
Legal fees	460	285	1,105	761
Other real estate expense, net	171	146	309	651
Other expense	7,558	3,294	17,461	12,203
Total noninterest expense	38,533	21,253	103,801	81,417
(Loss) income before income taxes	(11,539)	11,409	27,867	37,408
(Benefit from) provision for income taxes	(2,472)	3,362	7,823	9,583
Net (loss) income	$(9,067)	$8,047	$20,044	$27,825

Basic earnings per share (GAAP)	$(0.27)	$0.35	$0.66	$0.94
Diluted earnings per share (GAAP)	(0.26)	0.34	0.65	0.92
Basic earnings per share including adjusting items	0.37	0.35	1.39	0.94
Diluted earnings per share including adjusting items	0.36	0.34	1.36	0.92
Dividends declared per share	0.05	0.01	0.16	0.04

Ending common shares outstanding	44,461,045	29,328,723	44,461,045	29,328,723
Weighted-average basic shares outstanding	34,015,977	29,370,461	30,208,663	29,623,333
Weighted-average diluted shares outstanding	34,533,323	29,913,030	30,737,862	30,174,072

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2020				2021
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Cash and due from banks	$32,549	$30,594	$31,354	$30,086	$28,461	$29,985	$29,760	$34,225
Interest earning deposits with financial institutions	27,989	153,532	263,199	275,087	359,576	499,555	523,561	587,721
Cash and cash equivalents	60,538	184,126	294,553	305,173	388,037	529,540	553,321	621,946

Securities available-for-sale, at fair value	475,718	452,708	448,408	481,948	532,230	614,066	663,450	1,032,273
FHLBC and FRBC stock	9,917	9,917	9,917	9,917	9,917	9,917	9,917	11,042
Loans held-for-sale	3,623	13,978	13,384	9,503	8,616	4,860	4,908	4,271
Loans	1,941,760	2,038,082	2,035,584	2,023,238	2,006,157	1,926,105	1,884,788	2,388,746
Less: allowance for credit losses on loans	23,507	30,747	31,518	33,255	34,540	31,024	28,639	34,567
Net loans	1,918,253	2,007,335	2,004,066	1,989,983	1,971,617	1,895,081	1,856,149	2,354,179

Premises and equipment, net	44,613	44,658	44,802	45,382	45,378	44,847	44,451	59,796
Other real estate owned	5,127	5,040	3,087	2,653	2,213	2,053	1,930	1,954
Mortgage servicing rights, at fair value	5,053	4,451	4,645	4,717	4,814	5,499	5,020	5,555
Goodwill and core deposit intangible	21,208	21,084	20,960	20,838	20,719	20,602	20,487	26,087
Bank-owned life insurance ("BOLI")	61,873	61,790	61,897	62,499	63,259	63,633	64,008	78,217
Deferred tax assets, net	9,682	13,511	12,051	9,189	8,228	7,782	6,487	9,273
Other assets	25,156	36,771	37,786	47,143	42,877	40,952	43,032	106,880
Total other assets	172,712	187,305	185,228	192,421	187,488	185,368	185,415	287,762
Total assets	$2,640,761	$2,855,369	$2,955,556	$2,988,945	$3,097,905	$3,238,832	$3,273,160	$4,311,473

Liabilities
Deposits:
Noninterest bearing demand	$676,755	$854,324	$892,811	$903,383	$937,039	$1,012,163	$1,029,705	$1,193,387
Interest bearing:
Savings, NOW, and money market	1,025,511	1,097,003	1,156,194	1,184,154	1,237,177	1,301,444	1,341,536	2,098,438
Time	448,763	439,735	417,952	393,297	399,310	359,635	331,482	370,919
Total deposits	2,151,029	2,391,062	2,466,957	2,480,834	2,573,526	2,673,242	2,702,723	3,662,744

Securities sold under repurchase agreements	47,825	45,882	54,313	67,059	82,475	67,737	46,339	47,571
Other short-term borrowings	23,069	8,396	8,204	5,448	-	1	-	-
Junior subordinated debentures	47,200	25,773	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	-	-	-	-	-	56,081	59,180	59,201
Senior notes	44,284	44,310	44,337	44,363	44,389	44,415	44,441	44,468
Notes payable and other borrowings	14,762	26,551	25,482	24,407	23,330	22,250	21,171	20,090
Other liabilities	28,490	39,613	39,589	39,281	37,801	36,553	53,370	68,314
Total liabilities	2,356,659	2,581,587	2,664,655	2,687,165	2,787,294	2,926,052	2,952,997	3,928,161

Stockholders' equity
Common stock	34,900	34,957	34,957	34,957	34,957	34,957	34,958	38,248
Additional paid-in capital	120,829	121,253	121,643	122,045	121,578	120,359	120,857	148,528
Retained earnings	215,467	216,183	224,405	233,920	242,201	251,134	258,944	260,181
Accumulated other comprehensive income	9,131	219	9,305	11,900	14,496	13,971	14,965	10,986
Treasury stock	(96,225)	(98,830)	(99,409)	(101,042)	(102,621)	(107,641)	(109,561)	(74,631)
Total stockholders' equity	284,102	273,782	290,901	301,780	310,611	312,780	320,163	383,312
Total liabilities and stockholders' equity	$2,640,761	$2,855,369	$2,955,556	$2,988,945	$3,097,905	$3,238,832	$3,273,160	$4,311,473

Total Earning Assets	$2,459,007	$2,668,217	$2,770,492	$2,799,693	$2,916,496	$3,054,503	$3,086,624	$4,024,053
Total Interest Bearing Liabilities	1,651,414	1,687,650	1,732,255	1,744,501	1,812,454	1,877,336	1,869,922	2,666,460

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2020				2021
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Interest and Dividend Income
Loans, including fees	$23,597	$22,347	$21,980	$22,999	$22,207	$20,815	$21,315	$26,328
Loans held-for-sale	36	110	95	65	55	38	39	33
Securities:
Taxable	2,163	1,694	1,458	1,458	1,615	1,832	1,835	2,817
Tax exempt	1,455	1,396	1,327	1,293	1,307	1,259	1,285	1,323
Dividends from FHLB and FRBC stock	125	123	118	118	115	113	114	114
Interest bearing deposits with financial institutions	75	42	68	73	92	137	203	224
Total interest and dividend income	27,451	25,712	25,046	26,006	25,391	24,194	24,791	30,839
Interest Expense
Savings, NOW, and money market deposits	635	385	299	250	241	217	209	294
Time deposits	1,766	1,442	1,084	741	500	409	330	271
Securities sold under repurchase agreements	116	23	28	35	31	21	15	15
Other short-term borrowings	109	34	24	12	-	-	-	-
Junior subordinated debentures	1,364	283	285	283	280	284	286	283
Subordinated debentures	-				-	517	547	546
Senior notes	673	673	673	673	673	673	673	673
Notes payable and other borrowings	130	165	144	135	123	119	113	108
Total interest expense	4,793	3,005	2,537	2,129	1,848	2,240	2,173	2,190
Net interest and dividend income	22,658	22,707	22,509	23,877	23,543	21,954	22,618	28,649
Provision for (release of) credit losses	7,984	2,129	300	-	(3,000)	(3,500)	(1,500)	12,326
Net interest and dividend income after provision for (release of) credit losses	14,674	20,578	22,209	23,877	26,543	25,454	24,118	16,323
Noninterest Income
Wealth management	1,906	1,998	1,889	2,112	2,151	2,389	2,372	2,421
Service charges on deposits	1,726	1,120	1,322	1,344	1,195	1,221	1,368	1,624
Secondary mortgage fees	270	505	492	387	322	272	240	210
Mortgage servicing rights mark to market (loss) gain	(2,134)	(445)	(160)	(1,260)	1,113	(1,033)	(282)	1,463
Mortgage servicing income	468	458	521	503	567	507	572	534
Net gain on sales of mortgage loans	2,246	4,631	5,246	3,396	3,721	1,895	2,186	1,498
Securities (losses) gains, net	(24)	-	(1)	-	-	2	244	(14)
Change in cash surrender value of BOLI	(49)	532	459	291	334	423	406	227
Death benefit realized on BOLI	-	59	(2)	-	-	-	-	-
Card related income	1,287	1,311	1,499	1,435	1,447	1,666	1,624	1,579
Other income	626	526	420	577	450	577	610	1,129
Total noninterest income	6,322	10,695	11,685	8,785	11,300	7,919	9,340	10,671
Noninterest Expense
Salaries and employee benefits	12,918	11,342	12,586	12,701	13,506	12,896	12,964	18,325
Occupancy, furniture and equipment	2,301	1,935	2,003	2,259	2,467	2,303	2,418	6,395
Computer and data processing	1,335	1,247	1,226	1,335	1,298	1,304	1,477	3,859
FDIC insurance	57	155	191	194	201	192	211	371
General bank insurance	246	237	281	266	276	277	301	360
Amortization of core deposit intangible	128	124	122	120	120	115	113	296
Advertising expense	109	57	62	70	60	95	107	81
Card related expense	532	514	566	583	593	626	662	657
Legal fees	131	176	169	285	55	135	455	460
Other real estate expense, net	237	143	125	146	36	77	25	171
Other expense	3,008	2,966	2,935	3,294	3,126	3,381	3,396	7,558
Total noninterest expense	21,002	18,896	20,266	21,253	21,738	21,401	22,129	38,533
(Loss) income before income taxes	(6)	12,377	13,628	11,409	16,105	11,972	11,329	(11,539)
(Benefit from) provision for income taxes	(281)	3,139	3,363	3,362	4,226	3,152	2,917	(2,472)
Net income (loss)	$275	$9,238	$10,265	$8,047	$11,879	$8,820	$8,412	$(9,067)

Basic earnings per share (GAAP)	$0.01	$0.31	$0.35	$0.27	$0.41	$0.30	$0.30	$(0.27)
Diluted earnings per share (GAAP)	0.01	0.31	0.34	0.27	0.40	0.30	0.29	(0.26)
Basic earnings per share including adjusting items	0.01	0.31	0.35	0.27	0.41	0.30	0.30	0.37
Diluted earnings per share including adjusting items	0.01	0.31	0.34	0.27	0.40	0.30	0.30	0.36
Dividends paid per share	0.01	0.01	0.01	0.01	0.01	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net Income
(Loss) income before income taxes (GAAP)	$(11,539)	$11,329	$11,409	$27,867	$37,408
Pre-tax income adjustments:
Provision for credit losses - Day Two	14,625	-	-	14,625	-
Merger-related costs	12,765	425	-	13,190	-
Adjusted net income before taxes	15,851	11,754	11,409	55,682	37,408
Taxes on adjusted net income	3,396	3,026	3,362	13,800	9,583
Adjusted net income	$12,455	$8,728	$8,047	$41,882	$27,825

Basic earnings per share (GAAP)	$(0.27)	$0.30	$0.27	$0.66	$0.94
Diluted earnings per share (GAAP)	(0.26)	0.29	0.27	0.65	0.92
Basic earnings per share including adjusting items	0.37	0.30	0.27	1.39	0.94
Diluted earnings per share including adjusting items	0.36	0.30	0.27	1.36	0.92

	Quarters Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net Interest Margin
Interest income (GAAP)	$30,839	$24,791	$26,006	$105,215	$104,215
Taxable-equivalent adjustment:
Loans	7	4	3	18	12
Securities	351	342	344	1,375	1,455
Interest income (TE)	31,197	25,137	26,353	106,608	105,682
Interest expense (GAAP)	2,190	2,173	2,129	8,451	12,464
Net interest income (TE)	$29,007	$22,964	$24,224	$98,157	$93,218
Paycheck Protection Program ("PPP") loan - interest and net fee income	435	1,138	1,777	3,146	3,116
Net interest income (TE) - excluding PPP loans	$28,572	$21,826	$22,447	$95,011	90,102
Net interest income (GAAP)	$28,649	$22,618	$23,877	$96,764	$91,751
Average interest earning assets	$4,024,053	$3,086,624	$2,799,693	$3,272,951	$2,674,957
Average PPP loans	$30,729	$53,562	111,491	$67,008	83,251
Average interest earning assets, excluding PPP loans	$3,993,324	$3,033,062	$2,688,202	$3,205,943	2,591,706
Net interest margin (GAAP)	2.82%	2.91%	3.39%	2.96%	3.43%
Net interest margin (TE)	2.86%	2.95%	3.44%	3.00%	3.48%
Core net interest margin (TE - excluding PPP loans)	2.84%	2.85%	3.32%	2.96%	3.48%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2021	2020
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$38,533	$22,129	$21,253	$38,533	$22,129	$21,253
Less amortization of core deposit	296	113	120	296	113	120
Less other real estate expense, net	171	25	146	171	25	146
Less merger related costs	N/A	N/A	N/A	12,765	425	-
Noninterest expense less adjustments	$38,066	$21,991	$20,987	$25,301	$21,566	$20,987

Net interest income	$28,649	$22,618	$23,877	$28,649	$22,618	$23,877
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	7	4	3
Securities	N/A	N/A	N/A	351	342	344
Net interest income including adjustments	28,649	22,618	23,877	29,007	22,964	24,224
Noninterest income	10,671	9,340	8,785	10,671	9,340	8,785
Less death benefit related to BOLI	-	-	-	-	-	-
Less securities (losses) gains, net	(14)	244	-	(14)	244	-
Less MSRs mark to market gain (loss)	1,463	(282)	(1,260)	1,463	(282)	(1,260)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	61	108	77
Noninterest income (less) / including adjustments	9,222	9,378	10,045	9,283	9,486	10,122

Net interest income including adjustments plus noninterest income (less) / including adjustments	$37,871	$31,996	$33,922	$38,290	$32,450	$34,346
Efficiency ratio / Adjusted efficiency ratio	100.51%	68.73%	61.87%	66.08%	66.46%	61.10%